                                                         Free Writing Prospectus
                                                      Filed Pursuant to Rule 433
                                                  Registration No. 333-130789-03

                   STATEMENT REGARDING FREE WRITING PROSPECTUS

The issuer has filed a registration statement (including a prospectus) with the
SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll free
1-866-803-9204.

This free writing prospectus does not contain all information that is required to be included in the base prospectus and the prospectus supplement.

The Information in this free writing prospectus is preliminary and is subject to completion or change.

The Information in this free writing prospectus supersedes information contained in any prior similar free writing prospectus relating to these securities prior to the time of your commitment to purchase.

This free writing prospectus is not an offer to sell or solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

SECURITIES, PRICING ESTIMATES AND OTHER INFORMATION

The information contained in the attached materials (the "Information") may include various forms of performance analysis, security characteristics and securities pricing estimates for the securities described therein. Should you receive Information that refers to the "Statement Regarding Assumptions and
Other Information", please refer to this statement instead. The Information is illustrative and is not intended to predict actual results which may differ substantially from those reflected in the Information. Performance analysis is based on certain assumptions with respect to significant factors that may prove not to be as assumed. Performance results are based on mathematical models that use inputs to calculate results. As with all models, results may vary significantly depending upon the value given to the inputs. Inputs to these models include but are not limited to: prepayment expectations (econometric prepayment models, single expected lifetime prepayments or a vector of periodic prepayments), interest rate assumptions (parallel and nonparallel changes for different maturity instruments), collateral assumptions (actual pool level data, aggregated pool level data, reported factors or imputed factors), volatility assumptions (historically observed or implied current) and reported information
(paydown factors, rate resets, remittance reports and trustee statements).
Models used in any analysis may be proprietary, the results therefore, may be difficult for any third party to reproduce. Contact your registered representative for detailed explanations of any modeling techniques employed in the Information.

The Information may not reflect the impact of all structural characteristics of the security, including call events and cash flow priorities at all prepayment speeds and/or interest rates. You should consider whether the behavior of these securities should be tested using assumptions different from those included in the Information. The assumptions underlying the Information, including structure and collateral, may be modified from time to time to reflect changed facts and circumstances. Offering Documents contain data that is current as of their publication dates and after publication may no longer be accurate, complete or current. Contact your registered representative for Offering Documents, current
Information or additional materials, including other models for performance analysis, which are likely to produce different results, and any further explanation regarding the Information.

 Any pricing estimates Bear Stearns has supplied at your request (a) represent our view, at the time determined, of the investment value of the securities between the estimated bid and offer levels, the spread between which may be significant due to market volatility or illiquidity, (b) do not constitute a bid by Bear Stearns or any other person for any security, (c) may not constitute prices at which the securities could have been purchased or sold in any market at any time, (d) have not been confirmed by actual trades, may vary from the value Bear Stearns assigns or may be assigned to any such security while in its inventory, and may not take into account the size of a position you have in the security, and (e) may have been derived from matrix pricing that uses data relating to other securities whose prices are more readily ascertainable to produce a hypothetical price based on the estimated yield spread relationship between the securities.

General Information: Bear Stearns and/or individuals associated therewith may have positions in these securities while the Information is circulating or during such period may engage in transactions with the issuer or its affiliates.
We act as principal in transactions with you, and accordingly, you must determine the appropriateness for you of such transactions and address any legal, tax or accounting considerations applicable to you. Bear Stearns shall not be a fiduciary or advisor unless we have agreed in writing to receive compensation specifically to act in such capacities. If you are subject to
ERISA, the Information is being furnished on the condition that it will not form a primary basis for any investment decision.

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Bear, Stearns & Co. Inc.                                                                                        December 07, 2006
erubin1                                                          BSPW14-WES                                     01:36PM EST
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                                     SETTLE DATE: 12/19/2006 US TREASURY CURVE DATE: 12/6/2006
                                     ---------------------------------------------------------

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                                             Tranche
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Deal Info                         Collateral                            Tranche   Details
Dated Date:      12/01/2006  Group:            ALL    Cusip:                      Description:                   A5
Trade Date:      09/09/9999  CNWAC:           5.91    Orig.Bal:     246,815,000   Current Bal:       246,815,000.00
Settle Date:     12/19/2006  CGWAC:           5.94    Factor:             1.000   As of:                 12/11/2006
Date of 1st CF:  01/11/2007  CWAM:                    Coupon:             5.243   Cpn Mult:                    .000
Frequency:               12  Months to roll:          Cap:                 .000   Floor:                       .000
Manager:              BEARS  Av.Age:             2    Constant:            .000   Index:
Speed Assump:        0% CPR                           Delay Days:            10   Stated Mat:
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                                                         TRANCHE: A5 (AM SS 20%)
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                                .00% CPR               .00% CPR
          .00% CPR          1 CDR, 35% LOSS,       2 CDR, 35% LOSS,         .00% CPR        .00% CPR             PREPAY
          NO LOSS             12 MONTH LAG           12 MONTH LAG            NO LOSS         NO LOSS              LOSS
YIELD     [UNSET]                [UNSET]                [UNSET]                12               12         BALLOON_EXTEND_MONTHS
          [UNSET]                [UNSET]                [UNSET]              50.000          100.000       BALLOON_EXTEND_PERCENT
          9.894                   9.894                  9.896               10.824          10.894               AVG. LIFE
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          161.997978        161.997978             162.008709                168.087717      168.554146    Price
-0.791    -572              -572                   -572                      -574            -574          Swap Spread
          8.310             8.310                  8.311                     8.988           9.039         Duration
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          126.902826        126.902826             126.906843                129.153653      129.323523    Price
2.209     -272              -272                   -272                      -274            -274          Swap Spread
          7.935             7.935                  7.936                     8.542           8.588         Duration
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          100.549672        100.549672             100.549761                100.598591      100.602229    Price
5.209     28                28                     28                        26              26            Swap Spread
          7.544             7.544                  7.545                     8.074           8.113         Duration
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          80.618869         80.618869              80.616786                 79.480252       79.396782     Price
8.209     328               328                    328                       326             326           Swap Spread
          7.139             7.139                  7.140                     7.586           7.619         Duration
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          65.434506         65.434506              65.431345                 63.726642       63.603220     Price
11.209    628               628                    628                       626             626           Swap Spread
          6.722             6.722                  6.722                     7.085           7.111         Duration
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This information should be considered only after reading Bear Stearns' Statement
Regarding Assumptions as to Securities, Pricing Estimates, and Other Information
("the Statement"), which should be attached. Do not use or rely on this information if you have not received and reviewed the Statement. You may obtain a copy of the Statement from your sales representative. The yield table or scenario analysis being provided is based on assumptions you provided and is not to be used as a Bear, Stearns security evaluation or for pricing purposes.